Exhibit 99.1

News Release

Contact: Mike Majors	•	3700 S. Stonebridge Drive	•	NYSE Symbol: TMK
972-569-3627		McKinney, Texas 75070

TORCHMARK CORPORATION REPORTS

THIRD QUARTER 2009 RESULTS

McKinney, TX, October 28, 2009–Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended September 30, 2009, net income was $1.22 per share compared with $.72 per share for the year-ago quarter. Net operating income for the quarter was $1.48 per share, a 2% per share decrease compared with $1.51 per share for the year-ago quarter.

Reconciliations between net income and net operating income are shown in the Financial Summary below.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary
	(dollars in millions, except per share data)
	Per Share Quarter Ended September 30,		% Chg.	Quarter Ended September 30,		% Chg.
	2009	2008		2009	2008

Insurance underwriting income*	$1.42	$1.36	4	$117.3	$119.5	(2)
Excess investment income*	0.86	0.95	(9)	71.2	83.2	(14)
Parent company expense	(0.03)	(0.02)		(2.4)	(1.6)
Income tax	(0.75)	(0.76)	(1)	(62.2)	(67.0)	(7)
Stock option expense, net of tax	(0.02)	(0.02)		(1.6)	(1.8)

Net operating income	$1.48	$1.51	(2)	$122.3	$132.3	(8)

Reconciling items, net of tax:
Realized losses on investments	(0.31)	(0.81)		(25.5)	(71.4)
Medicare Part D adjustment	0.05	0.04		4.4	3.2
Tax settlements	–	0.01		(0.1)	0.6
Net cost of legal settlements	–	(0.02)		–	(1.6)
Loss on Company occupied property	–	–		(0.2)	–

Net income	$1.22	$0.72		$100.8	$63.2

Weighted average diluted shares outstanding (000)	82,844	87,811

*	See definitions in the discussions below and in the Torchmark 2008 SEC Form 10-K.

INSURANCE OPERATIONS – comparing the third quarter 2009 with third quarter 2008:

Life insurance accounted for 72% of the Company’s insurance underwriting margin for the quarter and 62% of total premium revenue.

Health insurance, excluding Medicare Part D, accounted for 23% of Torchmark’s insurance underwriting margin for the quarter and 30% of total premium revenue. Medicare Part D accounted for 4% of insurance underwriting margin and 7% of total premium revenue.

Net sales of life insurance increased 9%, while health sales, excluding Medicare Part D, fell 39%.

Insurance Premium Revenue

	Insurance Premium Revenue (dollars in millions)
	Quarter Ended Sept. 30, 2009	Quarter Ended Sept. 30, 2008	% Chg.

Life insurance	$414.4	$406.1	2
Health insurance – excluding Medicare Part D	200.2	230.9	(13)
Health – Medicare Part D	47.6	41.5	15
Annuity	2.3	3.5	(34)

Total	$664.5	$682.0	(3)

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended Sept. 30, 2009	% of Premium	Quarter Ended Sept. 30, 2008	% of Premium	% Chg.
Insurance underwriting margins:
Life	$111.4	27	$108.0	27	3
Health	35.7	18	41.9	18	(15)
Health – Medicare Part D	5.8	12	6.4	16	(11)
Annuity	1.2		0.3		287

	154.0		156.6
Other income	0.7		1.2
Administrative expenses	(37.4)		(38.3)		(2)

Insurance underwriting income	$117.3		$119.5		(2)
Per share	$1.42		$1.36		4

Insurance Results by Distribution Channels

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($50 million) on premium revenue of $147 million. Life premiums of $128 million were up 6% and life insurance underwriting margin of $43 million was up 9%. As a percentage of life premium, life underwriting margin was 34%, up from 33% and the highest of the major life distribution channels at Torchmark. Producing agents grew to 3,929, up 36% from a year ago, and up 3% during the quarter. Net life sales were $32 million, up 14%.

Direct Response was Torchmark’s second leading contributor to total underwriting margin ($35 million), on premium revenue of $145 million. Life premiums of $133 million were up 5%, and the life underwriting margin of $33 million was up 12%. As a percentage of life premium, life underwriting margin was 25%, up from 23%. Net life sales were $33 million, up 10%.

LNL Agency (which now includes UA Branch Office Agency premiums and underwriting margin) was Torchmark’s third leading contributor to total underwriting margin ($27 million), on premium revenue of $167 million. Life premiums of $75 million were down 2% and life underwriting margin of $14 million was down 23%. As a percentage of life premium, life underwriting margin was 19%, down from 24%.

LNL Agency was Torchmark’s second leading contributor to health underwriting margin ($13 million), on health premium of $93 million. Health underwriting margin as a percentage of premium was 14%, down from 17%.

Sales data and agent counts are still presented separately for the LNL and UA Branch Office Agencies. LNL Agency producing agents fell to 2,693, down 19% from a year ago, and down 17% during the quarter. Net life sales for the LNL Agency were $11 million, down 12%. UA Branch Office Agency producing agents fell to 899, down 51% from a year ago and down 23% during the quarter. Net health sales for UA Branch Office Agency were $3 million, down 79%.

UA Independent Agency was Torchmark's leading contributor to health underwriting margin ($14 million), on health premium of $77 million. Health underwriting margin as a percentage of premium was 19%, up from 16%. Net health sales were $7 million, same as the year-ago quarter.

Medicare Part D Prescription Drug Plan is distributed by Direct Response and the UA agencies. Third quarter premium revenue was $48 million, up 15% from a year ago. Underwriting margin for the third quarter 2009 was $6 million, down 11%.

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are much higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits will be the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary shown on page 1 of this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Torchmark Annuities consist of variable and fixed annuity contracts. Underwriting margin from the annuity segment was $1 million, up from $.3 million for the year-ago quarter. The increase is due primarily to the effects of fluctuations in the equity markets on variable annuity account values. The variable annuity business is Torchmark's only business where margins are significantly impacted by changes in equity markets.

Administrative Expenses were $37.4 million, down 2% from the year-ago quarter.

INVESTMENTS

Excess Investment Income – comparing the third quarter 2009 with the third quarter 2008:

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest on net policy liabilities and interest on debt.

	Quarter Ended September 30, (dollars in millions, except per share data)
	2009	2008	% Change

Net investment income	$169.5	$169.0	–

Required interest:
Interest on net policy liabilities	(78.1)	(70.4)	11
Interest on debt	(20.3)	(15.4)	31

Total required interest	(98.4)	(85.8)	15

Excess investment income	$71.2	$83.2	(14)
Per share	$0.86	$0.95	(9)

Net investment income was flat even though average invested assets were up 6% over the year-ago quarter because the Company held significantly more cash throughout the third quarter of 2009 than the year-ago quarter. Required interest on net policy liabilities increased 11% while the related liabilities increased 8%. Interest on debt increased 31% due to an increase in outstanding debt. The Company issued $300 million of debt at the end of the second quarter and retired $99 million in August 2009.

Investment Portfolio

The composition of the investment portfolio at September 30, 2009 at amortized cost is as follows:

	Invested Assets (dollars in millions)
	$	% of Total

Fixed maturities	$9,449	93%
Equities	15	–
Mortgage loans	16	–
Investment real estate	2	–
Policy loans	376	4%
Other long-term investments	37	–
Short-term investments	250	3%

Total	$10,145	100%

The market value of Torchmark’s fixed maturity portfolio was $9.1 billion; $396 million lower than amortized cost of $9.4 billion. The decrease in net unrealized losses from $1.4 billion at June 30, 2009 to $396 million at September 30, 2009 was due to continued improvement of the credit markets.

Management decided to take advantage of the significant increase in market values of fixed maturities to reduce the Company's exposure to below investment grade securities. Late in the quarter, approximately $758 million of fixed maturities were sold at a net realized gain (before tax) of $8.4 million. These sales included $315 million of below investment grade fixed maturities. These transactions have reduced the below investment grade holdings as a percentage of total fixed maturities at amortized cost from 13% at June 30, 2009 to 10% at September 30, 2009*. At market value, the concentration of below investment grade bonds fell from 10% at June 30, 2009 to 7% at September 30, 2009.

Below investment grade bonds at amortized cost would have been approximately 9% of total fixed maturities at September 30, 2009 had all of the proceeds for the above mentioned sales been invested by the end of the quarter. Management intends to invest those proceeds in investment grade fixed maturities.

Fixed maturities at amortized cost by asset class are as follows:

	Fixed Maturities (dollars in millions)
	Investment Grade	Below Investment Grade *	Total

Corporate bonds	$6,592	$491	$7,084
Redeemable preferred stock:
U.S.	954	363	1,317
Foreign	84	31	115
Municipal	690	–	690
Government-sponsored enterprises	82	–	82
Government and agencies	38	–	38
Residential mortgage-backed securities	21	–	21
Commercial mortgage-backed securities	3	–	3
Collateralized debt obligations	–	61	61
Other asset-backed securities	39	–	39

Total	$8,503	$946	$9,449

*

Internal ratings are now determined based on the average of ratings from four prominent rating services rounded to the nearest rating. Previously, internal ratings were determined by the average of the ratings rounded down. Under the new methodology, the ratings by category are more consistent with the statutory SVO ratings that are instrumental in determining the Company's regulatory required capital. Using the previous methodology, the concentration of below investment grade securities at amortized cost would have dropped from 15% at June 30, 2009, to 13% at September 30, 2009.

The investment portfolio contains no securities backed by sub-prime mortgages. Torchmark has no counterparty risk as it is not a party to any credit default swaps or other derivatives contracts and does not participate in securities lending.

The fixed maturity portfolio earned an annual effective yield of 6.97% during the third quarter of 2009, same as the year-ago quarter.

Acquisitions of fixed maturity investments during the quarter totaled $957 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended September 30,
	2009	2008

Average annual effective yield	6.4%	7.0%
Average rating	A	A–
Average life (in years) to:
First call	12.8	26.0
Maturity	19.4	27.9

Realized Capital Losses on Investments - during the quarter ended September 30, 2009:

Torchmark incurred a $51.4 million charge to earnings due to impairments and had $8.4 million of realized gains from dispositions during the quarter ended September 30, 2009. This resulted in a net realized loss of $43.0 million ($25.5 million after tax). The tax benefit exceeded 35% of the net realized loss because of a change in estimated deferred tax valuation allowance. Year-to-date, net realized losses have been $118.9 million ($78.3 million after tax).

LIQUIDITY/CAPITAL

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows. Less than 1% of revenue arises from asset accumulation products where margins are significantly impacted by changes in the equity markets.

The Torchmark parent company put $125 million of cash into the insurance subsidiaries during the quarter ended September 30, 2009. In addition, the parent company intends to purchase at least $50 million of surplus notes to be issued by the insurance subsidiaries during the quarter ending December 31, 2009. In total, this will provide $175 million of additional surplus to the insurance subsidiaries. After these transactions, the parent company will have cash on hand of approximately $150 million.

As a result of the sales of below investment grade securities and the capital injections discussed above, management expects that the ratio of the Company's regulatory capital to Company Action Level required capital will be in excess of 300% as of December 31, 2009. If impairments and ratings downgrades during the fourth quarter of 2009 are greater than expected and cause the ratio to be below 300% at December 31, 2009, management would most likely utilize cash on hand at the parent company to make additional capital contributions before year-end as necessary to maintain the ratio at or above 300%.

EARNINGS GUIDANCE:

Torchmark projects that net operating income per share will range from $5.90 to $5.95 for the year ending December 31, 2009, and from $6.05 to $6.25 for the year ending December 31, 2010, assuming no share repurchases.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investor Relations page under “Financial Reports and Other Financial Information.”

Note: Tables in this news release may not foot due to rounding.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2008, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its third quarter 2009 earnings release conference call with financial analysts at 12:00 p.m. (Eastern) tomorrow, October 29, 2009. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page menu of the Torchmark website at “Financial Reports and Other Financial Information.”

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For additional information contact:	Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972-569-3627
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com